Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Name of Subsidiary	State of Incorporation	Doing Business As Name
Addus FEA, Inc.	Illinois	—
Addus HealthCare (Delaware), Inc.	Delaware	—
Addus HealthCare (Idaho), Inc.	Delaware	A Full Life HomeCare
Addus HealthCare (Indiana), Inc.	Delaware	Addus HealthCare
Addus HealthCare (Nevada), Inc.	Delaware	A Full Life Agency Desert PCA Su Casa Personal Care Silver State Personal Care
Addus HealthCare (New Jersey), Inc.	Delaware	—
Addus HealthCare (North Carolina), Inc.	Delaware	Down East HealthCare
Addus HealthCare (South Carolina), Inc.	Delaware	—
Addus HealthCare, Inc.	Illinois	Addus HealthCare Addus Personal Care Services
Benefits Assurance Co., Inc.	Delaware
Ft. Smith Home Health Agency, Inc.	Arkansas	CareNetwork of Ft. Smith
Little Rock Home Health Agency, Inc.	Arkansas	CareNetwork of Little Rock
Lowell Home Health Agency, Inc.	Arkansas	CareNetwork of Lowell
PHC Acquisition Corporation	California	Addus HealthCare
Professional Reliable Nursing Service Inc.	California	Addus HealthCare